Exhibit 10.1

AMENDMENT OF LEASE

THIS AGREEMENT, made as of the 30th day of August, 2005, by and between BRENTWOOD PROPERTIES, INC., a Delaware corporation (hereinafter referred to as “Landlord”) and BOSTON LIFE SCIENCES, INC., a Delaware corporation (hereinafter referred to as “Tenant”)

WITNESSETH THAT:

WHEREAS, by agreement dated January 28, 2002, as the same may from time to time have been amended (hereinafter referred to as the “Lease”), Landlord leased to Tenant certain premises contained in the building known and numbered as 20-24 Newbury Street, Boston, Massachusetts, all as more particularly defined and set forth in the Lease; and

WHEREAS, Tenant is proposing to sublet that portion of the premises comprising the fourth floor of the building to Small Army Inc., a Massachusetts corporation (hereinafter referred to as the “Small Army Sublease”); and

WHEREAS, Tenant is proposing to sublet that portion of the premises comprising the fifth floor of the building to Dell Mitchell Architects, Inc., a Massachusetts corporation (hereinafter referred to as the “Dell Mitchell Sublease”); and

WHEREAS, each such Sublease is subject to Landlord’s consent in accordance with the applicable provisions of the Lease (hereinafter referred to as “Landlord’s Consent”); and

WHEREAS, Landlord has been requested, as part of Landlord’s Consent, to include provisions allowing each such subtenant to remain in possession of the applicable portion of the premises upon the terms and conditions of the relevant Sublease as if Landlord were the sublandlord named therein, as a direct agreement between Landlord and the subtenant thereunder, in the event that the Lease terminates for any reason other than pursuant to Article X thereof (hereinafter referred to as the “Non-Disturbance Provisions”); and

WHEREAS, Landlord is willing in no event to so include the Non-Disturbance Provisions unless the Lease is amended as hereinafter set forth; and

WHEREAS, Tenant is willing to so amend the Lease;

NOW THEREFORE, for good and valuable consideration by each party paid to the other, and in further consideration of the foregoing recitals and the mutual obligations set forth herein, the parties hereby agree as follows:

1. The Deposit provided for in Section 14.07 of the Lease shall be increased from $250,000 to $388,600 simultaneously with the execution and delivery of Landlord’s Consent, including the Non-Disturbance Provisions, with respect to the Small Army and Dell Mitchell Subleases. For purposes hereof, the “Differential” shall be defined as the difference, as calculated by the Landlord at the end of each calendar quarter commencing on December 31, 2005, between (a) the rent and other charges expected to become due under the Lease during the remainder of the term thereof and (b) the rent and other charges expected to become due under the Small Army Sublease and the Dell Mitchell Sublease, in each case during the remainder of the term thereof after such Sublease is in full force and effect. So long as there is no existing default of Tenant under the Lease, the Deposit shall be reduced at the end of each calendar quarter by the amount (each hereinafter referred to as a “Deposit Refund”), if any, (a) that the Differential is reduced below $521,719 (less any Deposit Refund(s) previously paid) until the Deposit has been reduced to $250,000, and thereafter (b) that the Differential is reduced below $311,400 (less any Deposit Refund(s) previously paid) until the Deposit has been reduced to

$88,600. Landlord shall deliver the Deposit Refund due to Tenant, if any, within ten (10) days after each calendar quarter.

2. At such time as the amount of the Deposit is increased pursuant to Paragraph 1, Landlord shall have no further obligation to hold in a separate account any portion of the Deposit paid in cash and may commingle such cash with other funds of Landlord. To the extent that any interest earned on the Deposit is to be disbursed or otherwise credited to Tenant pursuant to the provisions of Section 14.07 of the Lease, such interest shall be deemed to accrue, in the case of any portion of the Deposit paid in cash as aforesaid, at the rate payable by Citizens Bank of Massachusetts or its successor on a regular business money market account.

3. As set forth in Article VIII of the Lease, Landlord may, at any time and from time to time, collect rent and other charges payable by the subtenant under the Small Army Sublease and/or the Dell Mitchell Sublease and apply the net amount collected to the rent and other charges reserved in the Lease without in any way releasing Tenant from its own obligations. Each such Sublease shall authorize Landlord to hold, and Landlord shall be entitled to so hold, any security deposit payable by the subtenant thereunder. In the event that Landlord elects to collect rent and other charges due under a particular Sublease from the subtenant thereunder, Landlord may apply all or any part of such security deposit to any such sum not paid in a timely manner. In all other respects, Tenant shall be responsible to properly account for such security deposit and Landlord shall permit the application thereof from time to time as Tenant may direct, subject to receipt of such verification as Landlord may reasonably request regarding the circumstances alleged by Tenant to justify such application.

4. The provisions of Section 14.07 of the Lease entitling Tenant to reduce the amount of the Deposit upon satisfaction of certain conditions prescribed therein are hereby deleted and shall be of no further force or effect.

5. Tenant shall indemnify and hold Landlord harmless from and against any claim for a commission by any broker or other person in connection with this Amendment, the Small Army Sublease, the Dell Mitchell Sublease, the granting of Landlord’s Consent with respect to either such Sublease or the inclusion of the Non-Disturbance Provisions as part of such Consent (hereinafter collectively referred to as the “Transaction Documents”). Landlord warrants and represents that Landlord has dealt with no such broker other than those named in the Transaction Documents.

6. Tenant shall, forthwith upon demand, reimburse all costs and expenses (including without limitation reasonable attorneys’ fees) incurred by Landlord in connection with the Transaction Documents, provided however that the amount which Tenant is obligated to so reimburse shall not exceed $5,000 in the aggregate.

7. Unless the context requires otherwise, the terms used herein shall be defined as set forth in the Lease and construed in conformity therewith.

8. Except as herein modified, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

BRENTWOOD PROPERTIES, INC.

By	Illegible
Its	President
title	(duly-authorized)

BOSTON LIFE SCIENCES, INC.

By	/s/ MARK PYKETT
Its	President and COO
title	(duly-authorized)